As filed with the Securities and Exchange Commission on March 3, 2022

Securities Act File No. 333-258916

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

COLUMBIA FUNDS SERIES TRUST I

(Exact Name of Registrant as Specified in Charter)

290 Congress Street, Boston, Massachusetts 02210

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Daniel J. Beckhan c/o Columbia Management Investment Advisers, LLC 225 Congress Street Boston, Massachusetts 02210	Ryan C. Larrenaga, Esq. c/o Columbia Management Investment Advisers, LLC 290 Congress Street Boston, Massachusetts 02210

(Name and Address of Agents for Service)

The Combined Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on October 6, 2021 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File No. 333-258916), are incorporated herein by reference.

This Post-Effective Amendment relates solely to Class A and Class Advisor (“Class Adv”) shares of the Columbia Emerging Markets Fund; Class A, Class Adv and Class Institutional 3 (“Class Inst3”) shares of the Columbia Mid Cap Growth Fund; Class A and Class Adv shares of the Columbia Total Return Bond Fund; Class A and Class Adv shares of the Columbia Corporate Income Fund; Class A and Class Adv shares of the Columbia Intermediate Municipal Bond Fund; and Class A and Class Adv shares of the Columbia Strategic Income Fund; each, a series of the Registrant. This amendment is being filed for the sole purpose of adding to Part C of the Registration Statement the executed tax opinions of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus.

COLUMBIA FUNDS SERIES TRUST I

PART C

OTHER INFORMATION

PART C. OTHER INFORMATION

Item 15. — Indemnification

Article Five of the Bylaws of Registrant provides that Registrant shall indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to Registrant or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to Registrant or any affiliated person thereof, and each of its other trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to Registrant or any affiliated person thereof) (Covered Persons) to the fullest extent authorized by applicable law against all liabilities and expenses in connection with the defense or disposition of any proceeding in which such Covered Person may be or may have been involved or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a trustee or officer or by reason of his or her being or having been such a Covered Person, all as more fully set forth in the Registrant’s Bylaws, which have been filed as an exhibit to this registration statement.

Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. In accordance with Section 17(h) of the 1940 Act, no Covered Person is indemnified under the Bylaws against any liability to Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Covered Person’s office.

Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement. The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16. Exhibits

(1)

(a)(i) Second Amended and Restated Agreement and Declaration of Trust, dated August 10, 2005, is incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(1)), filed on September 16, 2005.

(1)

(a)(ii) Amendment No. 1 to Second Amended and Restated Agreement and Declaration of Trust, effective September 19, 2005, is incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(2)), filed on September 16, 2005.

(1)

(a)(iii) Amendment No. 2 to Second Amended and Restated Agreement and Declaration of Trust, effective December 13, 2017, is incorporated by reference to Post-Effective Amendment No. 313 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(3)), filed on January 16, 2018.

(1)

(a)(iv) Amendment No. 3 to Second Amended and Restated Agreement and Declaration of Trust, effective March 7, 2018, is incorporated by reference to Post-Effective Amendment No. 318 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(4)), filed on March 29, 2018.

(1)

(a)(v) Amendment No. 4 to Second Amended and Restated Agreement and Declaration of Trust, effective December 13, 2018, is incorporated by reference to Post-Effective Amendment No. 342 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(5)), filed on December 21, 2018.

(1)

(a)(vi) Amendment No. 5 to Second Amended and Restated Agreement and Declaration of Trust, effective June 12, 2019, is incorporated by reference to Post-Effective Amendment No. 351 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(6)), filed on June 21, 2019.

(1)

(a)(vii) Amendment No. 6 to Second Amended and Restated Agreement and Declaration of Trust, effective December 11, 2019, is incorporated by reference to Post-Effective Amendment No. 369 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(7)), filed on December 20, 2019.

(1)

(a)(viii) Amendment No. 7 to Second Amended and Restated Agreement and Declaration of Trust, effective October 9, 2020, is incorporated by reference to Post-Effective Amendment No. 383 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(8)), filed on December 23, 2020.

(1)

(a)(ix) Amendment No. 8 to Second Amended and Restated Agreement and Declaration of Trust, effective July 19, 2021, is incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(9)), filed on July 28, 2021.

(2)

By-Laws as amended November 2020, are incorporated by reference to Post-Effective Amendment No. 383 to Registration Statement No.  2-99356 of the Registrant on Form N-1A (Exhibit (b)), filed on December 23, 2020.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258916 of the Registrant on Form N-14, filed on October 1, 2021.

(5)	Articles III and V of the Registrant’s Second Amended and Restated Declaration of Trust dated August 10, 2005 define the rights of holders of securities being registered.

(6)

(a)(i) Amended and Restated Management Agreement, as of April 25, 2016, between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, is incorporated by reference to Post-Effective Amendment No. 257 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(1)), filed on April 27, 2016.

(6)

(a)(ii) Schedule  A and Schedule B, effective June 15, 2021, to the Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, and Columbia Funds Variable Insurance Trust, are incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(1)(i)), filed on July 28, 2021.

(6)

(b)(i) Amended and Restated Management Agreement, as of October 25, 2016, between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, effective June 16, 2015, is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 033-14954 of Columbia Funds Variable Insurance Trust on Form N-1A (Exhibit (d)(2)), filed on October 31, 2016.

(6)

(b)(ii) Schedule  A and Schedule B, as of August 7, 2019, to the Management Agreement between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, as of October 25, 2016, are incorporated by reference to Post-Effective Amendment No. 357 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(2)(i)), filed on September 3, 2019.

(7)

(a)(i) Distribution Agreement by and between the Registrant, Columbia Funds Series Trust, Columbia Funds Series Trust II and Columbia Management Investment Distributors, Inc., dated June 15, 2021, is incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (e)(1)), filed on July 28, 2021.

(7)

(a)(ii) Schedule  I, effective June 15, 2021, and Schedule II to Distribution Agreement by and between the Registrant, Columbia Funds Series Trust, Columbia Funds Series Trust II and Columbia Management Investment Distributors, Inc., dated June 15, 2021, is incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (e)(1)(i)), filed on July 28, 2021.

(7)

(b) Form of Mutual Fund Sales Agreement is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (e)(2)) filed on June 27, 2019.

(8)

Deferred Compensation Plan adopted as of December 31, 2020, is incorporated by reference to Post-Effective Amendment No. 384 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (f)), filed on February 25, 2021.

(9)

(a)(i) Second Amended and Restated Master Global Custody Agreement between certain Funds and JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 124 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(2)), filed on April 29, 2011.

(9)

(a)(ii) Addendum to Master Global Custody Agreement (related to Multi-Manager Alternative Strategies Fund, Multi-Manager Total Return Bond Strategies Fund, Multi-Manager Small Cap Equity Strategies Fund and Multi-Manager Growth Strategies Fund), dated March 9, 2012 and Addendum to Master Global Custody Agreement (related to Columbia Adaptive Risk Allocation Fund), dated June 11, 2012, are incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(2)), filed on May 30, 2014.

(9)

(a)(iii) Addendum to Master Global Custody Agreement (related to Columbia Multi Strategy Alternatives Fund), dated January 15, 2015, is incorporated by reference to Post-Effective Amendment No. 221 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(3)), filed on February 27, 2015.

(9)

(a)(iv) Addendum to Master Global Custody Agreement (related to Columbia Multi-Asset Income Fund and Columbia U.S. Social Bond Fund), dated March 18, 2015, is incorporated by reference to Post-Effective Amendment No. 223 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(4)), filed on March 24, 2015.

(9)

(a)(v) Side letter (related to the China Connect Service on behalf of Columbia Emerging Markets Fund, Columbia Greater China Fund and Columbia Pacific/Asia Fund), dated March 6, 2018, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 318 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(5)), filed on March 29, 2018.

(9)

(a)(vi) Addendum to Master Global Custody Agreement (related to Multi-Manager Directional Alternative Strategies Fund), is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(6)), filed on September 30, 2016.

(9)

(a)(vii) Addendum to Master Global Custody Agreement (related to Columbia Adaptive Retirement 2020 Fund, Columbia Adaptive Retirement 2030 Fund, Columbia Adaptive Retirement 2040 Fund, Columbia Adaptive Retirement 2050 Fund, Columbia Adaptive Retirement 2060 Fund, Columbia Solutions Aggressive Portfolio and Columbia Solutions Conservative Portfolio) is incorporated by reference to Post-Effective Amendment No. 308 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(7)), filed on October 20, 2017.

(9)

(a)(viii) Addendum to Master Global Custody Agreement (related to Columbia Adaptive Retirement 2025 Fund, Columbia Adaptive Retirement 2035 Fund, Columbia Adaptive Retirement 2045 Fund and Columbia Adaptive Retirement 2055 Fund) is incorporated by reference to Post-Effective Amendment No. 318 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(8)), filed on March 29, 2018.

(9)

(a)(ix) Addendum to Master Global Custody Agreement (related to Multi-Manager International Equity Strategies Fund) is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(9)), filed on May 4, 2018.

(9)

(a)(x) Addendum to Master Global Custody Agreement (related to Overseas SMA Completion Portfolio) is incorporated by reference to Post-Effective Amendment No. 357 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(10)), filed on September 3, 2019.

(9)

(a)(xi) Addendum to Master Global Custody Agreement (related to Multisector Bond SMA Completion Portfolio), is incorporated by reference to Post-Effective Amendment No. 364 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(11)), filed on October 25, 2019.

(9)

(a)(xii) Addendum, effective April 1, 2016, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 297 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(7)), filed on May 30, 2017.

(10)

(a)(i) Amended and Restated Distribution Plan, as of June 15, 2021, is incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(1)), filed on July 28, 2021.

(10)

(a)(ii) Amended and Restated Shareholder Servicing Plan, as of June 15, 2021, for certain Fund share classes of the Registrant, is incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(2)), filed on July 28, 2021.

(10)

(a)(iii) Amended and Restated Shareholder Services Plan, as of July 10, 2020, for Registrant’s Class V (formerly known as Class T), is incorporated by reference to Post-Effective Amendment No. 376 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(3)), filed on July 28, 2020.

(10)

(b)(i) Shareholder Servicing Plan Implementation Agreement, amended and restated as of June 14, 2017, for Registrant’s Class V (formerly known as Class T) shares between the Registrant and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 299 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(4)), filed on July 28, 2017.

(10)

(b)(ii) Restated Schedule  I, effective June 15, 2021, to Shareholder Servicing Plan Implementation Agreement for Registrant’s Class V (formerly known as Class T) shares between the Registrant and Columbia Management Investment Distributors, Inc, is incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(4)(i)), filed on July 28, 2021.

(10)

(c)(i) Shareholder Servicing Plan Implementation Agreement between Registrant and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 82 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (m)(4)), filed on May 28, 2010.

(10)

(c)(ii) Restated Schedule  I, dated June 15, 2021, to Shareholder Servicing Plan Implementation Agreement, between the Registrant, Columbia Funds Series Trust and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(5)(i)), filed on July 28, 2021.

(10)

(d) Rule 18f – 3 Multi-Class Plan, amended and restated as of June 17, 2020, is incorporated by reference to Post-Effective Amendment No. 376 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (n)), filed on July 28, 2020.

(11)

Opinion and consent of Ropes & Gray LLP as to the legality of the securities being registered is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258916 of the Registrant on Form N-14, filed on October 1, 2021.

(12)	(a)(i) Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus, dated December 10, 2021 is filed electronically herewith.

(12)	(a)(ii) Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus, dated January 21, 2022 is filed electronically herewith.

(13)

(a)(i) Transfer and Dividend Disbursing Agent Agreement by and between Columbia Management Investment Services Corp., Columbia Funds Series Trust, Columbia Funds Series Trust II and the Registrant, dated June 15, 2021, is incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(1)), filed on July 28, 2021.

(13)

(a)(ii) Schedule  A and Schedule B, effective July 1, 2021, to the Transfer and Dividend Disbursing Agent Agreement by and between Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II, dated June 15, 2021, are incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(1)(i)), filed on July 28, 2021.

(13)

(b) Form of Indemnification Agreement is incorporated by reference to Post-Effective Amendment No. 46 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(6)), filed on March 24, 2006.

(13)

(c)(i) Fee Waiver and Expense Cap Agreement, effective June 15, 2021, between Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust, Columbia Funds Series Trust II, Columbia Funds Variable Insurance Trust and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(3)), filed on July 28, 2021.

(13)

(c)(ii) Schedule  A, as of June 15, 2021, to the Fee Waiver and Expense Cap Agreement, effective June 15, 2021, between Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust, Columbia Funds Series Trust II, Columbia Funds Variable Insurance Trust and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(3)(i)), filed on July 28, 2021.

(13)

(d) Agreement and Plan of Reorganization, dated October 9, 2012, is incorporated by reference to Post-Effective Amendment No. 175 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(8)), filed on May 30, 2013.

(13)

(e) Agreement and Plan of Reorganization, dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (h)(9)), filed on April 29, 2011.

(13)

(f) Agreement and Plan of Reorganization, dated December 17, 2015, is incorporated by reference to Registration Statement No. 333-208706 of Columbia Funds Series Trust on Form N-14 (Exhibit (4)), filed on December 22, 2015.

(13)

(g) Agreement and Plan of Reorganization, dated February 20, 2020, is incorporated by reference to Registration Statement No. 333-236646 of Columbia Funds Series Trust II on Form N-14 (Exhibit (4)), filed on February 26, 2020.

(13)

(h) Amended and Restated Credit Agreement, as of December 1, 2020, is incorporated by reference to Post-Effective Amendment No. 383 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(8)), filed on December 23, 2020.

(13)

(i)(i) Master Inter-Fund Lending Agreement, dated May 1, 2018, is incorporated by reference to Post-Effective Amendment No. 179 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(11)), filed on May 25, 2018.

(13)

(i)(ii) Schedule  A and Schedule B, effective June 15, 2021, to the Master Inter-Fund Lending Agreement dated May 1, 2018, are incorporated by reference to Post-Effective Amendment No. 386 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(9)(i)), filed on July 28, 2021.

(13)

(j)(i) Code of Ethics of Columbia Atlantic Board Funds adopted under Rule 17j-1, effective March 2019, is incorporated by reference to Post-Effective Amendment No. 349 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(1)), filed on April 25, 2019.

(13)

(j)(ii) Columbia Threadneedle Investments Global Personal Account Dealing and Code of Ethics, effective December 2020, is incorporated by reference to Post-Effective Amendment No. 384 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(2)), filed on February 25, 2021.

(14)

(a) Consent of Independent Registered Public Accounting Firm of Acquiring Fund (PricewaterhouseCoopers LLP) is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258916 of the Registrant on Form N-14, filed on October 1, 2021.

(14)

(b) Consent of Independent Registered Public Accounting Firm of Target Fund (KPMG LLP) is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258916 of the Registrant on Form N-14, filed on October 1, 2021.

(15)	Not applicable.

(16)

Trustees’ Power of Attorney to sign this Registration Statement and all amendments hereto is incorporated by reference to Registration Statement No. 333-258916 of the Registrant on Form N-14 (Exhibit (16)) filed on August 19, 2021.

(17)	Not applicable.

Item 17. Undertakings

(1)

The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed on behalf of the Registrant, Columbia Funds Series Trust I, by the undersigned, duly authorized, in the City of Boston, and The Commonwealth of Massachusetts on the 3rd day of March, 2022.

COLUMBIA FUNDS SERIES TRUST I

By:	/s/ Daniel J. Beckman
Name: Daniel J. Beckman
Title: Trustee and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 3rd day of March, 2022.

Signature	Capacity	Signature	Capacity

/s/ Daniel J. Beckman Daniel J. Beckman	Trustee and President (Principal Executive Officer)	/s/ Olive M. Darragh* Olive M. Darragh	Trustee

/s/ Michael G. Clarke Michael G. Clarke	Chief Financial Officer, (Principal Financial Officer) and Senior Vice President	/s/ Patricia M. Flynn* Patricia M. Flynn	Trustee

/s/ Joseph Beranek Joseph Beranek	Treasurer, Chief Accounting Officer (Principal Accounting Officer) and Principal Financial Officer	/s/ Brian J. Gallagher* Brian J. Gallagher	Trustee

/s/ Catherine James Paglia* Catherine James Paglia	Co-Chair of the Board	s/ Nancy T. Lukitsh* Nancy T. Lukitsh	Trustee

/s/ Douglas A. Hacker* Douglas A. Hacker	Co-Chair of the Board	/s/ David M. Moffett* David M. Moffett	Trustee

/s/ George S. Batejan* George S. Batejan	Trustee	/s/ Minor M. Shaw* Minor M. Shaw	Trustee

/s/ Kathleen A. Blatz* Kathleen A. Blatz	Trustee	/s/ Natalie A. Trunow* Natalie A. Trunow	Trustee

/s/ Pamela G. Carlton* Pamela G. Carlton	Trustee	/s/ Sandra Yeager* Sandra Yeager	Trustee

/s/ Janet Langford Carrig* Janet Langford Carrig	Trustee

/s/ J. Kevin Connaughton* J. Kevin Connaughton	Trustee

* By:/s/Michael G. Clarke Name: Michael G. Clarke** Attorney-in-fact

**

Executed by Michael G. Clarke on behalf of each of the Trustees pursuant to a Power of Attorney incorporated by reference to the Registration Statement of the Registrant on Form N-14, filed with the Commission on August 19, 2021.

EXHIBIT INDEX

Exhibit No.	Description

(12)(a)(i)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus, dated December 10, 2021.

(12)(a)(ii)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus, dated January 21, 2022.